Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 1st Quarter 2012 RESULTS OF OPERATIONS

OAKLAND, MARYLAND—April 27, 2012: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces that it recorded a consolidated net loss attributable to common shareholders of $3.8 million for the first three months of 2012, compared to net income available to common shareholders of $.6 million for the same period of 2011. Basic and diluted net loss per common share for the first three months of 2012 were both $.61, compared to basic and diluted net income per common share of $.09 for the same period of 2011. The Corporation’s annualized returns on average assets and average shareholders’ equity were (.98%) and (14.04%), respectively, compared to .25% and 4.03%, respectively, for the same period of 2011.

Financial Highlights Comparing the First Quarters of 2012 and 2011:

•	$6.8 million increase in the provision for loan loss expense, primarily due to charge-offs totaling $10.1 million on two loans.

•	Increase in the net interest margin, on a fully-tax equivalent (“FTE”) basis, from 2.73% for the first quarter of 2011 to 3.30% for same period of 2012, which was driven primarily by the strategic plan to reduce cash levels by paying off certain liabilities that matured during 2011, reinvesting excess cash into investments and the continued emphasis on lower cost core deposits.

•	11.3% decrease in other operating income, exclusive of net gains, and a 10.5% decrease in other operating expenses.

•	Allowance for loan losses to loans outstanding of 1.88% as of March 31, 2012 compared to 2.08% as of December 31, 2011.

According to William B. Grant, Chairman, Chief Executive Officer and President, “The loss this quarter was driven primarily by the charge-off of one large loan relationship.  We are encouraged that core earnings for the Corporation are continuing to improve.  We are experiencing a lower cost of funds, which has caused our net interest margin to increase, continued expense control, and we are beginning to see increased loan demand.  Income is also being supplemented by our collection efforts as we are starting to see loan recoveries and increased activity in the other real estate owned portfolio.  The Board of Directors, the management team and our associates continue to be focused on improving core earnings and future financial performance.  We are excited about the opportunities that our market areas provide and are focused on continuing to grow the relationships with our existing customers and to create new relationships.”

Balance Sheet Overview

Total assets were $1.4 billion at March 31, 2012, a decrease of $6.0 million since December 31, 2011. During this time period, cash and interest-bearing deposits in other banks increased $33.0 million, the investment portfolio decreased $14.8 million, and gross loans decreased $24.3 million. Total liabilities decreased by approximately $2.4 million during the first three months of 2012, reflecting an increase in total deposits of $2.1 million offset by a decrease in short-term borrowings of $1.6 million due to increased usage of funds in the cash management product and a decrease of $.3 million due to principal amortization on our FHLB advances. Accrued interest payable and other liabilities decreased $2.6 million. The increase in total deposits was due primarily to a focused effort by our retail sales team to grow core deposits. Shareholders’ equity decreased $3.7 million from December 31, 2011 to March 31, 2012 as a result of the net loss recognized during the first quarter.

Comparing loans at March 31, 2012 to loans at December 31, 2011, outstanding loans decreased by $24.3 million (2.6%). Commercial real estate (“CRE”) loans decreased $5.0 million as a result of the payoff of several large loans, charge-offs of loan balances and ongoing scheduled principal payments. Acquisition and Development (“A&D”) loans decreased $1.0 million. Commercial and industrial (“C&I”) loans decreased $11.1 million primarily as a result of a full charge-off of $9.0 million on a shared national credit for an ethanol plant in western Pennsylvania. Residential mortgages declined $3.8 million. The decrease in the residential mortgage portfolio was attributable to regularly scheduled principal payments on existing loans and management’s continued use of the secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio declined $3.4 million due primarily to repayment activity in the indirect auto portfolio exceeding new production. At March 31, 2012 and December 31, 2011, approximately 64% of the commercial loan portfolio was collateralized by real estate.

Total deposits increased $2.1 million during the first three months of 2012 when compared to deposits at December 31, 2011. Non-interest bearing deposits increased $5.7 million. Traditional savings accounts increased $4.9 million due to continued growth in our Prime Saver product. Total demand deposits increased $27.0 million. Total money market accounts decreased $19.7 million due primarily to a shift of our investment sweep accounts to an in-house demand product. Time deposits less than $100,000 declined $7.5 million and time deposits greater than $100,000 decreased $8.2 million. The decrease in time deposits greater than $100,000 was a result of our strategy to reduce higher cost funding to municipalities and single service certificate of deposit customers. Our internal treasury team continues to promote the strategy implemented in 2011 of increasing our net interest margin by changing the mix of our deposit base and focusing on customers with full banking relationships.

Comparing March 31, 2012 to December 31, 2011, shareholders’ equity decreased from $96.7 million to $93.0 million. The $3.7 million decrease in shareholders’ equity was attributable to the net loss recognized in the first quarter of 2012. The book value of the Corporation’s common stock was $10.80 per share at December 31, 2011 compared to $10.21 per share at March 31, 2012.

At March 31, 2012, there were approximately 6,182,757 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis increased $.3 million during the first three months of 2012 over the same period in 2011 due to a $2.3 million (36.9%) decrease in interest expense, which was partially offset by a $2.0 million (12.2%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and average debt outstanding. The slightly lower yield on both loans and investment securities, as funds were reinvested, contributed to the decline in interest income comparing the two periods. The reduction in the average balances and the average rates on interest-bearing liabilities was the primary driver of the increase in the net interest margin of 57 basis points as it increased to 3.30% for the three months ended March 31, 2012 from 2.73% for the same period of 2011. The net interest margin was 2.96% for the year ended December 31, 2011.

The overall $224.5 million decrease in average interest-earning assets, driven by the $67.3 million reduction in loans and $157.3 million reduction in other interest earning assets, primarily cash, positively impacted the average yield on our average earning assets. The 12 basis point increase in yield was driven by the reinvestment of cash into higher loan and investment rates versus the investment into fed funds.

Interest expense decreased during the first three months of 2012 when compared to the same period of 2011 due to an overall reduction in interest rates on deposit products driven by our net-interest margin strategy implemented during 2011, our decision to increase special rates on time deposits only for full relationship customers, the reduction in the average balance of total interest-bearing liabilities and the shorter duration of the portfolio. The average balance of interest-bearing liabilities decreased by $264.2 million as management implemented a strategy to right-size the balance sheet by using cash to repay brokered deposits and wholesale long-term borrowings during 2011. The overall effect was a 41 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.80% for the three months ended March 31, 2011 to 1.39% for the same period of 2012.

Asset Quality

The allowance for loan losses (“ALL”) decreased to $17.2 million at March 31, 2012, compared to $19.5 million at December 31, 2011 and $21.4 million at March 31, 2011. The provision for loan losses for the first three months of 2012 increased to $8.1 million from $1.3 million for the same period in 2011, primarily as a result of the increase in net charge-offs discussed below. Net charge-offs rose to $10.4 million at March 31, 2012, compared to $2.1 million at March 31, 2011. Included in the net charge-offs for the three months ended March 31, 2012 was the $9.0 million charge-off discussed above and a $1.1 million charge-off for a participation loan relating to a hotel located in Hazleton, Pennsylvania. The ratio of the ALL to loans outstanding as of March 31, 2012 of 1.88% is lower than the 2.29% from the same period last year due to the charge-offs of specific allocations as necessitated by changing circumstances as well as reduced loan balances and adjustments to qualitative factors to reflect the current quality of the loan portfolio.

Comparing the three-month periods ending March 31, 2012 and March 31, 2011, total non-accrual loan balances have declined. Non-accrual loans totaled $28.6 million at March 31, 2012, compared to $38.2 million at December 31, 2011. Non-accrual loans which have been subject to a partial charge-off totaled $9.7 million at March 31, 2012, compared to $13.4 million at December 31, 2011.

The ratio of net charge-offs to average loans for the three months ended March 31, 2012 was an annualized 4.49%, compared to an annualized .83% for the same period in 2011 and 1.24% for the year ended December 31, 2011. Relative to December 31, 2011, all segments of loans, with the exception of C&I loans, showed improvement. The annualized net charge-off ratio for CRE loans as of March 31, 2012 was 1.39%, compared to 2.02% as of December 31, 2011. The annualized net charge-off ratio for acquisition and development loans as March 31, 2012 was .66%, compared to 1.91% as of December 31, 2011. The ratios for C&I loans were 47.91% and .99% for March 31, 2012 and December 31, 2011, respectively, as a result of the $9.0 million full charge-off described above. The residential mortgage ratios were .21% and .32% for March 31, 2012 and December 31, 2011, respectively, and the consumer loan ratios were .64% and 1.17%, respectively.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.4 million during the first three months of 2012 when compared to the same period of 2011. Service charge income remained stable when comparing the first quarter of 2012 and 2011. Debit card income decreased $.1 million during the first three months of 2012 when compared to the same period of 2011. Insurance commissions decreased $.6 million due to the sale of the insurance company consummated on January 1, 2012. The sale did not have a material impact on our financial condition or results of operations. We also realized increases of approximately $.3 million in other income such as title income and rental income on other real estate owned properties. Trust department income remained stable when comparing the first quarter of 2012 to the first quarter of 2011. Trust assets under management were $621 million at March 31, 2012 compared to $603 million at March 31, 2011.

Net gains of $1.3 million were reported through other income in the first three months of 2012, compared to net gains of $.1 million during the same period of 2011. The increase in the net gains in the first quarter of 2012 was a result of $.6 million in net gains realized on the sale of investment securities and $.6 million on the sales of other real estate owned. There were no non-cash other-than-temporary impairment (“OTTI”) charges on the investment portfolio for the first quarter of 2012, compared to $19,000 in losses during the first quarter of 2011. The reduction in OTTI charges throughout 2011 and the first quarter of 2012 resulted from improvements in the financial industry, as the Corporation’s collateralized debt obligation portfolio is made up primarily of securities issued by financial institutions.

Other operating expenses decreased $1.2 million (11%) for the first three months of 2012 when compared to the first three months of 2011. The decrease was due to a decline of $.2 million in salaries and benefits resulting primarily from a reduction of full-time equivalent employees through attrition within the Corporation throughout 2011 and the sale of the insurance group. A decline of $.4 million in FDIC premiums attributable to the repayment of brokered deposits also impacted the reduced expenses. Other miscellaneous expenses such as legal and professional, marketing, consulting and postage were also reduced when comparing the first quarter of 2012 to the first quarter of 2011.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2012	2011
EARNINGS SUMMARY
Interest income	$13,768	$15,628
Interest expense	$3,885	$6,158
Net interest income	$9,883	$9,470
Provision for loan losses	$8,124	$1,344
Other Operating Income	$3,338	$3,762
Net Securities Impairment Losses	$-	$(19)
Net Gains - other	$1,326	$101
Other Operating Expense	$9,763	$10,913
(Loss)/Income before taxes	$(3,340)	$1,057
Income tax expense	$39	$100
Net (loss)/income	$(3,379)	$957
Accumulated preferred stock dividends and discount accretion	$415	$394
Net (loss) attributable/net income available to common shareholders	$(3,794)	$563
Cash dividends paid	$-	$-

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2012	2011
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$(0.61)	$0.09

Book value	$10.21	$10.89
Closing market value	$6.00	$3.09
Market Range:
High	$6.00	$3.15
Low	$3.20	$3.01
Common shares outstanding at period end	6,182,757	6,166,037

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.98%	0.25%
Return on average shareholders' equity	-14.04%	4.03%
Net interest margin	3.30%	2.73%
Efficiency ratio	67.10%	79.30%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2012	2011	2011

Assets	$1,384,827	$1,390,865	$1,516,551
Earning assets	$1,150,576	$1,188,021	$1,217,758
Gross loans	$914,348	$938,694	$936,040
Commercial Real Estate	$331,188	$336,234	$327,380
Acquisition and Development	$141,876	$142,871	$155,476
Commercial and Industrial	$67,601	$78,697	$72,362
Residential Mortgage	$343,399	$347,220	$353,617
Consumer	$30,284	$33,672	$27,205
Investment securities	$230,187	$245,023	$225,729
Total deposits	$1,029,905	$1,027,784	$1,127,580
Noninterest bearing	$155,580	$149,888	$128,998
Interest bearing	$874,325	$877,896	$998,582
Shareholders' equity	$92,992	$96,656	$96,964

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2012	2011	2011
Period end capital to risk-weighted assets:
Tier 1	11.45%	11.30%	10.12%
Total	13.32%	13.05%	11.94%

ASSET QUALITY
Net charge-offs for the quarter	$10,391	$3,873	$2,073
Nonperforming assets: (Period End)
Nonaccrual loans	$28,604	$38,188	$38,607
Restructured loans	$17,859	$18,042	$16,220
Loans 90 days past due and accruing	$548	$1,779	$350
Other real estate owned	$19,118	$16,676	$18,032
Total nonperforming assets and past due loans	$29,152	$39,967	$38,957
Allowance for credit losses to gross loans, at period end	1.88%	2.08%	2.29%
Nonperforming and 90 day past-due loans to total loans, at period end	3.19%	4.26%	4.16%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.11%	2.87%	2.57%